               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

                          SCHEDULE 13D

           Under the Securities Exchange Act of 1934
                        (Amendment No. 6)

                     HARVARD INDUSTRIES, INC.
                         (Name of Issuer)

              Class B Common Stock, par value $0.01
                 (Title of Class of Securities)

                          417434305
                        (CUSIP Number)

                      David A. Persing
                      885 Third Avenue
                     New York, NY  10022
                       (212) 888-5500
(Name, Address and Telephone Number of Person Authorized to
             Receive Notices & Communications)

                        July 7, 1998
     (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on
Schedule 13G to report the acquisition which is the subject
of this Schedule 13D, and is filing this schedule because of
Rule 13d-1(b)(3) or (4), check the following box.             [ ]

                           SCHEDULE 13D

CUSIP No.   417434305

1.   NAME OF REPORTING PERSON            Pengo Securities Corp.

     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                         Not furnished

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [ ]

                                                       (b) [ ]
3.   SEC USE ONLY

4.   SOURCE OF FUNDS                                        WC

5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
     REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)               [ ]


6.   CITIZENSHIP OR PLACE OF ORGANIZATION               New York
__________________
                  |    7.   SOLE VOTING POWER            617,900
NUMBER OF         |
SHARES            |
BENEFICIALLY      |    8.   SHARED VOTING POWER               --
OWNED BY          |
EACH              |
REPORTING         |    9.   SOLE DISPOSITIVE POWER       617,900
PERSON            |
WITH              |
__________________|   10.  SHARED DISPOSITIVE POWER           --

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON                                    617,900

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
     EXCLUDES CERTAIN SHARES* (See Instructions)           [ ]

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)     8.8%


14.  TYPE OF REPORTING PERSON                                CO

          *SEE INSTRUCTIONS BEFORE FILLING OUT!

                           SCHEDULE 13D

CUSIP No.   417434305

1.   NAME OF REPORTING PERSON            Pengo Industries Inc.

     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      Not furnished

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [ ]

                                                       (b) [ ]
3.   SEC USE ONLY

4.   SOURCE OF FUNDS                                        N/A

5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
     REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)               [ ]


6.   CITIZENSHIP OR PLACE OF ORGANIZATION                  Texas
__________________
                  |    7.   SOLE VOTING POWER            617,900
NUMBER OF         |
SHARES            |
BENEFICIALLY      |    8.   SHARED VOTING POWER               --
OWNED BY          |
EACH              |
REPORTING         |    9.   SOLE DISPOSITIVE POWER       617,900
PERSON            |
WITH              |
__________________|   10.  SHARED DISPOSITIVE POWER           --

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON                                    617,900

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
     EXCLUDES CERTAIN SHARES* (See Instructions)           [ ]

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)     8.8%


14.  TYPE OF REPORTING PERSON                                CO

          *SEE INSTRUCTIONS BEFORE FILLING OUT!

                           SCHEDULE 13D

CUSIP No.   417434305

1.   NAME OF REPORTING PERSON           Durian Securities, Inc.

     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Not furnished

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [ ]

                                                       (b) [ ]
3.   SEC USE ONLY

4.   SOURCE OF FUNDS                                        WC

5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
     REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)               [ ]


6.   CITIZENSHIP OR PLACE OF ORGANIZATION             New York
__________________
                  |    7.   SOLE VOTING POWER                0
NUMBER OF         |
SHARES            |
BENEFICIALLY      |    8.   SHARED VOTING POWER             --
OWNED BY          |
EACH              |
REPORTING         |    9.   SOLE DISPOSITIVE POWER           0
PERSON            |
WITH              |
__________________|   10.  SHARED DISPOSITIVE POWER         --

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON                                        0

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
     EXCLUDES CERTAIN SHARES* (See Instructions)           [ ]

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)     0%


14.  TYPE OF REPORTING PERSON                               CO

          *SEE INSTRUCTIONS BEFORE FILLING OUT!

                           SCHEDULE 13D

CUSIP No.   417434305

1.   NAME OF REPORTING PERSON                Randall D. Smith

     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Not furnished

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [ ]

                                                       (b) [ ]
3.   SEC USE ONLY

4.   SOURCE OF FUNDS                                        NA

5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
     REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)               [ ]


6.   CITIZENSHIP OR PLACE OF ORGANIZATION        United States
__________________
                  |    7.   SOLE VOTING POWER              641,800
NUMBER OF         |
SHARES            |
BENEFICIALLY      |    8.   SHARED VOTING POWER             0
OWNED BY          |
EACH              |
REPORTING         |    9.   SOLE DISPOSITIVE POWER         641,800
PERSON            |
WITH              |
__________________|   10.  SHARED DISPOSITIVE POWER         --

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON                                      641,800

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
     EXCLUDES CERTAIN SHARES* (See Instructions)           [ ]

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)    9.1%


14.  TYPE OF REPORTING PERSON                               IN

          *SEE INSTRUCTIONS BEFORE FILLING OUT!

                           SCHEDULE 13D

CUSIP No.   417434305

1.   NAME OF REPORTING PERSON       Energy Management Corporation

     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Not furnished

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [ ]

                                                       (b) [ ]
3.   SEC USE ONLY

4.   SOURCE OF FUNDS                                        WC

5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
     REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)               [ ]


6.   CITIZENSHIP OR PLACE OF ORGANIZATION             Colorado
__________________
                  |    7.   SOLE VOTING POWER                0
NUMBER OF         |
SHARES            |
BENEFICIALLY      |    8.   SHARED VOTING POWER             --
OWNED BY          |
EACH              |
REPORTING         |    9.   SOLE DISPOSITIVE POWER           0
PERSON            |
WITH              |
__________________|   10.  SHARED DISPOSITIVE POWER         --

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON                                        0

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
     EXCLUDES CERTAIN SHARES* (See Instructions)           [ ]

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)     0%


14.  TYPE OF REPORTING PERSON                               CO

          *SEE INSTRUCTIONS BEFORE FILLING OUT!

                           SCHEDULE 13D

CUSIP No.   417434305

1.   NAME OF REPORTING PERSON  John W. Adams
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Not furnished

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [ ]

                                                       (b) [ ]
3.   SEC USE ONLY

4.   SOURCE OF FUNDS                                        NA

5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
     REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)               [ ]


6.   CITIZENSHIP OR PLACE OF ORGANIZATION              New York
__________________
                  |    7.   SOLE VOTING POWER            8,487
NUMBER OF         |
SHARES            |
BENEFICIALLY      |    8.   SHARED VOTING POWER             --
OWNED BY          |
EACH              |
REPORTING         |    9.   SOLE DISPOSITIVE POWER       8,487
PERSON            |
WITH              |
__________________|   10.  SHARED DISPOSITIVE POWER         --

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON                                    8,487

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
     EXCLUDES CERTAIN SHARES* (See Instructions)           [ ]

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)    .0%


14.  TYPE OF REPORTING PERSON                               IN

          *SEE INSTRUCTIONS BEFORE FILLING OUT!

                           SCHEDULE 13D

CUSIP No.   417434305

1.   NAME OF REPORTING PERSON The Randall and Kathryn Smith Foundation

     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Not furnished

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [ ]

                                                       (b) [ ]
3.   SEC USE ONLY

4.   SOURCE OF FUNDS                                        NA

5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
     REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)               [ ]


6.   CITIZENSHIP OR PLACE OF ORGANIZATION              New York
__________________
                  |    7.   SOLE VOTING POWER          641,800
NUMBER OF         |
SHARES            |
BENEFICIALLY      |    8.   SHARED VOTING POWER             --
OWNED BY          |
EACH              |
REPORTING         |    9.   SOLE DISPOSITIVE POWER     641,800
PERSON            |
WITH              |
__________________|   10.  SHARED DISPOSITIVE POWER         --

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON                                  641,800

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
     EXCLUDES CERTAIN SHARES* (See Instructions)           [ ]

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)    9.1%


14.  TYPE OF REPORTING PERSON                               00

          *SEE INSTRUCTIONS BEFORE FILLING OUT!

     The statement of Schedule 13D dated September 8, 1994, as amended by Amendment No. 1 thereto dated October 19, 1994, Amendment No. 2 dated December 29, 1994, Amendment No. 3 dated January 4, 1995, Amendment No. 4 dated February 12, 1997 and Amendment No. 5 dated July 1, 1997 (as so amended, the "Schedule 13D"), filed by Pengo Securities Corp. ("Pengo Securities"), Pengo Industries, Inc. ("Pengo Industries"), Durian Securities, Inc. ("Durian"), Randall D. Smith and Energy Management Corporation ("EMC") is hereby amended:

Item 2.  Identity and Background.

     Item 2 is amended to add The Randall and Kathryn Smith Foundation (the "Foundation"), as a Reporting Person and to identify Randall D. Smith, Robert Harbison and Jeffrey A. Smith as Trustees of the Foundation and Randall D. Smith, Jeffrey A. Smith and David A. Persing as officers of the Foundation.


Item 5.  Interest in Securities of the Issuer.
     Item 5 is hereby amended and restated in its entirety to read as follows:
     (a) Pengo Securities owns 617,900 shares of Common Stock representing 8.8% of the shares of the outstanding Common Stock. Adams owns 8,487 of the shares of Common Stock (which number includes 6,000 options) representing less than 0.1% of the outstanding Common Stock. The Foundation owns 641,800 shares of Common Stock representing 9.1% of the shares of the outstanding Common Stock.

     (b) Pengo Industries may be regarded as having the sole power to vote or to direct the vote, or to dispose or to direct the disposition of, theshares of Common Stock reported in Item 5(a) above beneficially owned by Pengo Securities. Adams may be regarded as having the sole power to vote or direct the vote, or to dispose or direct the disposition of, the shares of Common Stock reported in Item 5(a) above as owned by Adams. Randall D. Smith may be regarded as having the power to vote or direct the vote or to dispose or direct the disposition of the shares of Common Stock reported in Item 5(a) as owned by the Foundation.

     (c) There have been no transactions by any Group member in the Common Stock during the sixty days, except for the contribution by Adams to the Foundation on July 7, 1998 of 641,800 shares of Common Stock.

     (d)  Not applicable.

     (e)  Not applicable.

                            SIGNATURES

     After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certify that the information set forth in this statement is true, correct and complete.

                                   PENGO SECURITIES CORP.

Dated:  July 27,  1998               By:  DAVID A. PERSING
                                 ________________________________
                                   Name:  David A. Persing
                                   Title: Senior Vice President


                                   PENGO INDUSTRIES, INC.

Dated:  July 27,  1998               By:  DAVID A. PERSING
                                 ________________________________
                                   Name:  David A. Persing
                                   Title: Senior Vice President


                                   DURIAN SECURITIES, INC.

Dated:  July 27,  1998               By:  DAVID A. PERSING
                                 ________________________________
                                   Name:  David A. Persing
                                   Title: Senior Vice President


                                   ENERGY MANAGEMENT CORPORATION

Dated:  July 27,  1998               By:  DAVID A. PERSING
                                 ________________________________
                                   Name:  David A. Persing
                                   Title: Senior Vice President


Dated:  July 27,  1998               RANDALL D. SMITH
                                 ________________________________
                                   Randall D. Smith


Dated:  July 27,  1998               JOHN W. ADAMS
                                 ________________________________
                                   John W. Adams

                                    THE RANDALL AND KATHRYN SMITH
                                     FOUNDATION
                                __________________________________
Dated:  July 27,  1998		  Title: Assistant Secretary